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                                                                    EXHIBIT 99.5

                            EXCHANGE AGENT AGREEMENT



The Bank of New York
101 Barclay Street - 22nd Floor
New York, NY  10286

Ladies and Gentlemen:

  UAL Corporation Capital Trust I, a Delaware business trust (the "Trust"), proposes to make an offer (the "Exchange Offer") to exchange its 13 1/4% Trust Originated Preferred Securities ("TOPrS") for any and all outstanding Series B Depositary Shares, each representing 1/1,000 of a share of 12 1/4% Series B Preferred Stock of UAL Corporation ("UAL"), not owned by UAL. The terms and conditions of the Exchange offer as currently contemplated are set forth in a prospectus, dated November 20, 1996 (the "Prospectus"), a copy of which is attached to this Agreement as Attachment A, proposed to be distributed to all record holders of the Depositary Shares.

  The Trust hereby appoints The Bank of New York to act as Depositary in connection with the Exchange Offer. References hereinafter to "you" shall refer to The Bank of New York.

  The Exchange Offer is expected to be commenced by the Trust on or about November 21, 1996. The Letter of Transmittal, a copy of which is attached to this Agreement as Attachment B, accompanying the Prospectus is to be used by the holders of the Depositary Shares to accept the Exchange Offer, and contains instructions with respect to the delivery of certificates for Depositary Shares tendered.

  The Exchange Offer shall expire at 5:00 p.m., New York City time, on December 20, 1996 (the "Initial Expiration Date"), or on such later date or time to which the Trust may extend the Exchange Offer. Subject to the terms and conditions set forth in the Prospectus, the Trust expressly reserves the right to extend the Exchange Offer from time to time. If the Trust extends the Exchange Offer, the Trust will give you oral (confirmed in writing) or written notice before 9:00 a.m., New York City time, on the business day following the scheduled Expiration Date. The later of the Initial Expiration Date or the latest time and date to which the Exchange Offer may be so extended is hereinafter referred to as "The Expiration Date."

  In carrying out your duties as Depositary, you are to act in accordance with the following instructions:
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  1. You will perform such duties and only such duties as are specifically set forth in the section of the Prospectus captioned "The Offer" or as specifically set forth herein; provided, however, that in no way will your general duty to act in good faith be discharged by the foregoing.

  2. You will establish and maintain a book-entry account in respect of the Depositary Shares at the Depository Trust Company ("DTC"), and the Philadelphia Depository Trust Company ("PHDTC"), in connection with the Exchange Offer, in accordance with Rule 17aD-14 under the Securities Exchange Act of 1934, as amended. Any financial institution that is a participant in the DTC or PHDTC system may make book-entry delivery of the Depositary Shares by causing DTC or PHDTC to transfer such Depositary Shares into the account maintained by you, pursuant to this paragraph, in accordance with DTC's or PHDTC's procedure for such transfer, and you may effect a withdrawal of Depositary Shares through such account by book-entry movement. However, although delivery of Depositary Shares may be effected through book-entry transfer at DTC or PHDTC the Letter of Transmittal (or facsimile thereof) with any required signature guarantees and any other documents must, in any case, be received by you in order for Depositary Shares to be properly tendered. The accounts shall be maintained until all Depositary Shares tendered pursuant to the Exchange Offer shall have been either accepted for payment or returned.

  3. You are to examine each of the Letters of Transmittal and certificates for Depositary Shares (or confirmation of book-entry transfer into your account at DTC or PHDTC) and any other documents delivered or mailed to you by or for holders of Depositary Shares to ascertain whether; (i) the Letters of Transmittal and any such other documents are duly executed and properly completed in accordance with instructions set forth therein and (ii) the Depositary Shares have otherwise been properly tendered. In each case where the Letter of Transmittal or any other document has been improperly completed or executed or any of the certificates for Depositary Shares are not in proper form for transfer or some other irregularity in connection with the acceptance of the Exchange Offer exists, you will endeavor to inform the presenters of the need for fulfillment of all requirements and to take any other action as may be necessary or advisable to cause such irregularity to be corrected.

  4. With the approval of the Trust (such approval, if given orally, to be confirmed in writing), or any other party designated by the Trust in writing, you are authorized to waive any irregularities in connection with any tender of Depositary Shares pursuant to the Exchange Offer.

  5. Tenders of Depositary Shares may be made only as set forth in the Letter of Transmittal and in the section of the





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Prospectus captioned "The Offer -- Procedures for Tendering," and Depositary
Shares shall be considered properly tendered to you only when tendered in accordance with the procedures set forth therein.

  Notwithstanding the provisions of this paragraph 5, Depositary Shares which the Trust shall approve as having been properly tendered shall be considered to be properly tendered (such approval, if given orally, shall be confirmed in writing).

  6. You shall advise the Trust with respect to any Depositary Shares received subsequent to the Expiration Date and accept its instructions with respect to disposition of such Depositary Shares.

  7. You shall accept tenders:

  (a) in cases where the Depositary Shares are registered in two or more names only if signed by all named holders;

  (b) in cases where the signing person (as indicated on the Letter of Transmittal) is acting in a fiduciary or a representative capacity only when proper evidence of his or her authority so to act is submitted; and

  (c) from persons other than the registered holder of Depositary Shares provided that customary transfer requirements, including any applicable transfer taxes, are fulfilled.

  You shall accept partial tenders of Depositary Shares where so indicated and as permitted in the Letter of Transmittal and deliver certificates for Depositary Shares to the transfer agent for split-up and return any untendered Depositary Shares to the holder (or to such other person as may be designated in the Letter of Transmittal) as promptly as practicable after expiration or termination of the Exchange Offer.

  8. Upon satisfaction or waiver of all of the conditions to the Exchange Offer, the Trust will notify you (such notice if given orally, to be confirmed in writing) of its acceptance, promptly after the Expiration Date, of all Depositary Shares properly tendered and you, on behalf of the Trust, will exchange such Depositary Shares for TOPrS and cause such Depositary Shares to be transferred to the Trust. Delivery of TOPrS will be made on behalf of the Trust by you at the rate of one TOPrS for each Depositary Share properly tendered promptly after notice (such notice if given orally, to be confirmed in writing) of acceptance of said Depositary Shares by the Trust; provided, however, that in all cases, Depositary Shares tendered pursuant to the Exchange Offer will be exchanged only after timely receipt by you of certificates for such Depositary Shares (or confirmation of book-entry transfer into your account at the DTC or PHDTC), a properly completed and





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duly executed Letter of Transmittal (or facsimile thereof) with any required signature guarantees and any other required documents.

  9. Tenders pursuant to the Exchange Offer are irrevocable, except that, subject to the terms and upon the conditions set forth in the Prospectus and the Letter of Transmittal, Depositary Shares tendered pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date.

  10. The Trust shall not be required to exchange any Depositary Shares tendered if any of the conditions set forth in the Prospectus are not met. Notice of any decision by the Trust not to purchase or pay for any Depositary Shares tendered shall be given (and confirmed in writing) by the Trust to you.

  11. If, pursuant to the Exchange Offer, the Trust does not accept for exchange all or part of the Depositary Shares tendered, you shall as soon as practicable after the expiration or termination of the Exchange Offer return those certificates for unaccepted Depositary Shares (or effect appropriate book-entry transfer), together with any related required documents and the Letters of Transmittal relating thereto that are in your possession, to the persons who deposited them.

  12. All certificates for reissued Depositary Shares, for unaccepted Depositary Shares or for TOPrS shall be forwarded by (a) first-class mail, return receipt requested, under a blanket surety bond protecting you and the Trust from loss or liability arising out of the non-receipt or non-delivery of such certificates or (b) by registered mail insured separately for the replacement value of such certificates.

  13. You are not authorized to offer to pay any concessions, commissions or solicitation fees to any broker, dealer, bank or other persons or to engage or utilize any person to solicit tenders.

  14.  As Depositary hereunder you:

  (a) shall have no duties or obligations other than those specifically set forth herein or as may be subsequently agreed to in writing between you and the Trust;

  (b) will be regarded as making no representations and having no responsibilities as to the validity, sufficiency, value or genuineness of any of the certificates or the Depositary Shares represented thereby deposited with you pursuant to the Exchange Offer, and will not be required to and will make no representation as to the validity, value or genuineness of the Exchange Offer;





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  (c)  shall not be obligated to take any legal action hereunder which might in your judgment involve any expense or liability, unless you shall have been furnished with reasonable indemnity;

  (d) may reasonably rely on and shall be protected in acting in reliance upon any certificate, instrument, opinion, notice, letter, telegram, or other document or security delivered to you and reasonably believed by you to be genuine and to have been signed by the proper party or parties;

  (e) may reasonably act upon any tender, statement, request, comment, agreement, or other instrument whatsoever not only as to its due execution and validity and effectiveness of its provisions, but also as to the truth and accuracy of any information contained therein, which you shall in good faith believe to be genuine or to have been signed or represented by a proper person or persons;

  (f) may rely on and shall be protected in acting upon written or oral instructions from the Trust;

  (g) may consult with your counsel with respect to any questions relating to your duties and responsibilities and the opinion of such counsel shall be full and complete authorization and protection in respect to any action taken, suffered or omitted by you hereunder in good faith and in accordance with the opinion of such counsel; and

  (h) shall not advise any person tendering Depositary Shares pursuant to the Exchange Offer as to the wisdom of making such tender or as to the market value or decline or appreciation in market value of any Depositary Shares.

  15. You shall take such action as may from time to time be requested by the Trust or it's counsel (and such other action as you may reasonably deem appropriate) to furnish copies of the Prospectus, Letter of Transmittal and Notice of Guaranteed Delivery (as defined in the Prospectus) or such other forms as may be approved from time to time by the Trust, to all persons requesting such documents and to accept and comply with telephone requests for information relating to the Exchange Offer, provided that such information shall relate only to the procedures for accepting (or withdrawing from) the Exchange Offer. The Trust will furnish you with copies of such documents at your request. All other requests for information relating to the Exchange Offer shall be directed to Georgeson & Company, Inc., which has been retained by the Trust as Information Agent, at the address set forth in the Prospectus.

  16. You are authorized to cooperate with and to furnish information to any organization (and its representatives) designated from time to time by the Trust in any manner reasonably





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requested by it in connection with the Exchange Offer and any tenders thereunder.

  17. You shall, at the direction of the Trust, advise by facsimile transmission or telephone, and promptly thereafter confirm in writing to the Trust (at the address and telephone or other number set forth on Schedule I hereto) and such other person or persons as the Trust may request, daily (or more frequently if requested) up to and including the Expiration Date, (i) the number of Depositary Shares which have been tendered pursuant to the Exchange Offer and the items received by you pursuant to this Agreement, separately reporting and giving cumulative totals as to items properly received, items improperly received and items covered by Notice of Guaranteed Delivery. In addition, you will also inform, and cooperate in making available to, the aforementioned persons upon oral request made from time to time prior to the Expiration Date of such other information as they may reasonably request. Such cooperation shall include, without limitation, the granting by you to the Trust and such other person or persons as the Trust may request, of access to those persons on your staff who are responsible for receiving tenders, in order to ensure that immediately prior to the Initial Expiration Date and each other Expiration Date, if any, the Trust shall have received information in sufficient detail to enable it to decide whether to extend the Exchange Offer. You shall prepare a final list of all persons whose tenders were accepted the number of shares tendered, the amount accepted and deliver said list to the Trust and such other person or persons as the Trust may request.

  18. Letters of Transmittal and Notices of Guaranteed Delivery shall be stamped by you as to the date and time of receipt thereof and shall be preserved by you for a period of time at least equal to the period of time you preserve other records pertaining to the transfer of securities. You shall dispose of unused Letters of Transmittal and other surplus materials by returning them to the Trust.

  19. You hereby expressly waive any lien, encumbrance or right of set-off whatsoever that you may have with respect to funds deposited with you, if any, borrowed by the Trust, UAL, or any of their respective subsidiaries or affiliates pursuant to any loan or credit agreement with you or for compensation owed to you hereunder.

  20. For services rendered as Depositary hereunder, you shall be entitled to the compensation set forth on Attachment C to this Agreement.

  21. You hereby acknowledge receipt of the Prospectus and the Letter of Transmittal and further acknowledge that you have examined each of them. Any inconsistency between this Agreement,





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on the one hand, and the Prospectus and the Letter of Transmittal (as they may be amended from time to time), on the other hand, shall be resolved in favor of the latter two documents, except with respect of the duties, liabilities and indemnification of you as Depositary, which shall be controlled by this Agreement.

  22. The Trust covenants and agrees to indemnify and hold you harmless in your capacity as Depositary hereunder against any loss, liability, cost or expense, including attorneys' fees (in each case incurred without negligence, misconduct or bad faith on your part) arising out of or in connection with any act, omission, delay or refusal made by you in reasonable reliance upon any signature, endorsement, assignment, certificate, order, request, notice, instruction or other instrument or document believed by you to be valid, genuine and sufficient in accepting any tender or effecting any transfer of Depositary Shares believed by you in good faith to be authorized, and in delaying or refusing in good faith to accept any tenders or effect any transfer of Depositary Shares. In no case shall the Trust be liable under this indemnity with respect to any claim against you unless the Trust shall be notified by you, by letter or cable or by telex confirmed by letter, of the written assertion of a claim against you or of any other action commenced against you, promptly after you shall have received any such written assertion or notice of commencement of action in connection therewith. The Trust shall be entitled to participate at its own expense in the defense of any such claim or other action and, if the Trust so elects, the Trust shall assume the defense of any suit brought to enforce any such claim. In the event that the Trust shall assume the defense of any such suit, the Trust shall not be liable for the fees and expenses of any additional counsel thereafter retained by you, so long as the Trust shall retain counsel reasonably satisfactory to you to defend such suit.

  23. You shall arrange to comply with all requirements under the tax laws of the United States, including those relating to missing Tax Identification Numbers, and shall file any appropriate reports with the Internal Revenue Service (e.g., 1099, 1099B, etc.). The Trust understands that you are required to deduct 31% on payments to holders who have not supplied their correct Taxpayer Identification Number or required certification. Such funds will be turned over to the Internal Revenue Service in accordance with applicable regulations.

  24. You shall deliver or cause to be delivered in a timely manner to each governmental authority to which any stock transfer taxes are payable in respect of the transfer of Depositary Shares accepted in the Exchange Offer to the Trust your check in the amount of all stock transfer taxes so payable, and the Trust shall reimburse you for the amount of any and all stock transfer taxes payable in respect of the transfer of Depositary Shares accepted in the Exchange Offer to the Trust; provided, however, that you shall





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reimburse the Trust for amounts refunded to you in respect of your payment of any such stock transfer taxes, at such time as such refund is received by you.

  25. This Agreement and your appointment as depository hereunder shall be construed and enforced in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such state, and shall inure to the benefit of, and the obligations created hereby shall be binding upon, the successors and assigns of each of the parties hereto. This Agreement may not be modified orally.

  26. This Agreement shall not be deemed or construed to be modified, amended, rescinded, cancelled or waived, in whole or in part, except by a written instrument signed by a duly authorized representative of the party to be charged. This Agreement may not be modified orally.

  27. Unless otherwise provided herein, all notices requests and other communications to any party hereunder shall be in writing (including facsimile or similar writing) and shall be given to such party, addressed to it, at its address or telecopy number set forth below:

  If to the Trust:

  UAL Corporation Capital Trust I
  1200 East Algonquin Road
  Elk Grove Township, Illinois  60007

  Facsimile:  (847) 700-7117
  Attention:  Secretary


  If to the Depositary:

  The Bank of New York
  101 Barclay Street
  Floor 21 West
  New York, New York  10286

  Facsimile:  (212) 815-5915
  Attention:  Corporate Trust Administration

  28. Unless terminated earlier by the parties hereto, this Agreement shall terminate 90 days following the Expiration date. Notwithstanding the foregoing, Paragraphs 20, 22 and 25 shall survive the termination of this Agreement. Upon any termination of this agreement, you shall promptly deliver to the Trust any certificates for Depositary Shares, funds or property then held by you as Depositary under this Agreement.





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  29.  This Agreement shall be binding and effective as of the date hereof.

  30. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but which together shall constitute one and the same agreement.

  Please acknowledge receipt of this Agreement and confirm the arrangements herein provided by signing and returning the enclosed copy.


                                              UAL CORPORATION CAPITAL TRUST I

                                              By:  UAL Corporation




                                           By:_____________________________
                                              Name:
                                              Title:



Accepted as of the date
first above written:

THE BANK OF NEW YORK, as Depositary



By:
   ______________________
Name:
Title:





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                                                                    ATTACHMENT C

                         DEPOSITARY AGENT FEE SCHEDULE
                                UAL CORPORATION
                               NOVEMBER 21, 1996

1. Acceptance Fee--                                          $1,500.00

  -- Review Exchange Documents
  -- Assist Trust and counsel with preliminary
     set-up of transaction
  -- Conversion of shareholder file from prior
     Trustee to The Bank of New York's database

2. Processing Letters of Transmittal -- Each                     $6.50

  -- Review and examination of Letters of Transmittal and accompanying securities
  --  Data Entry/Data Processing
  --  Generation of Daily Reports
  --  Proof and control of presentations
  --  Initiation of debit down to shareholder file
  --  Calculation of Entitlements
  --  Generation of check
  - Telephone inquiries

3. Special Handling Items -- Each                                $5.00

  --  Deficient Presentations
  --  Legal Presentations
  --  Transfer Items
  --  Window Presentations
  --  Guarantee Items
  --  Lost stock items

4. Tax Reporting

  --  Prepare and file Form 1099B with
      surrendering shareholders - Each                           $0.50
  --  Creation of tax tape for appropriate
      government agencies                                      $500.00

5. Minimum Fee                                               $5,000.00

6. Certificate Issuance (for certificated holders)               $1.00

7. Check issuance (for certificated holders)                     $1.00

8. Out-of-Pocket Expenses                                  Billed on a
                                                           cost-to-us
                                                           basis





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All fees are subject to review based upon the duties and responsibilities of the appointment.





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